EXHIBIT 12.1
      Choice One Communications Inc.
      Ratios of Earnings to Fixed Charges and Ratios of Earnings to Combined
       Fixed Charges and Preferred Stock Dividends and Accretion
      (in thousands)

                                                            From inception through          Year ended December 31,
                                                              December 31, 1998               1999            2000

EARNINGS
Net loss                                                                     (5,074)             (32,475)     (216,852)

Interest expense
                                                                                116                1,959        16,663
Amortization of capitalized interest
                                                                                                      31             7
Interest element of rent expense
                                                                                 19                  108           429
                                                                             -------             --------     --------
      Total earnings                                                         (4,939)             (30,377)     (199,753)
                                                                             -------             --------      -------

FIXED CHARGES
Interest expense                                                                116                1,959        16,663

Capitalized interest                                                              -                  250            57

Interest element of rent expense                                                 19                  108           429

      Total fixed charges                                                       135                2,317        17,149

Preferred stock dividends                                                        -                   -          11,830

Preferred stock accretion                                                        -                   -           2,393

                                                                              ------              ------       -------
      Total combined fixed charges                                              135                2,317        31,372

                                                                              ------              ------       -------
      Deficiency of earnings to cover fixed charges                          (5,074)             (32,694)     (216,902)


      Deficiency of earnings to cover fixed charges
       and preferred dividends and accretion                                 (5,074)             (32,694)     (231,125)






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